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                                                                   EXHIBIT 10.55


                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT ("Agreement") dated as of March 6,
2000 (the "Effective Date") by and between Ingram Micro Inc., a Delaware corporation (the "Company"), and Kent B. Foster ("Executive").

         WHEREAS, the Board of Directors of the Company (the "Board") desires to employ Executive as Chief Executive Officer of the Company, and Executive desires to accept such employment; and

         WHEREAS, the Company and Executive desire to enter into an agreement (this "Agreement") embodying the terms of such employment;

         NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows (certain capitalized terms used herein being defined in Article 8):

                                    ARTICLE 1
                                TERM OF AGREEMENT

         SECTION 1.01. Initial Term. The term of this Agreement shall commence on the Effective Date and shall expire December 31, 2002 (the "Initial Term"), subject to Sections 1.02 and 1.03.

         SECTION 1.02. Extensions. As of December 31, 2000 and each later date which is two years prior to the scheduled expiration date of this Agreement as it may be extended from time to time pursuant to Sections 1.02 and 1.03 (any such date, a "Renewal Date"), provided Executive is actively employed by the Company on such scheduled expiration date, the remaining term of this Agreement shall automatically be extended by one year (each such additional one-year period, a "Successive Period") unless, at least sixty days prior to any such Renewal Date, the Company has provided the Executive with written notice of the Company's intent that the term of this Agreement not be so extended.

         SECTION 1.03. Automatic Extension Upon Change in Control. In the event that any Change in Control occurs during the Initial Term or any Successive Period, upon the effective date of such Change in Control the term of this Agreement shall automatically be extended for a period of 24 months from the effective date of such Change in Control (an "Extended Term"). The 24-month extension described in this Section 1.03 shall take effect regardless of whether,

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before or after the effective date of a Change in Control, the Company has given written notice of intent not to extend the term of the Agreement pursuant to
Section 1.02, provided the term of the Agreement has not yet expired as of such effective date.

                                    ARTICLE 2
                                POSITION; DUTIES

         SECTION 2.01. Position. Commencing as of the Effective Date, the Company shall employ Executive as Chief Executive Officer of the Company. The Company shall cause Executive to be elected as President and Chief Executive Officer of the Company and a member of the Board on the Effective Date and will include Executive as the "Management Director" (within the meaning of Article III, Section 3 of the Company's Amended and Restated Bylaws) on the Board's slate of nominees for election to the Board at the Company's 2000 Annual Meeting of Shareowners and each annual meeting thereafter during the term of this Agreement. Executive will be elected as Chairman and Chief Executive Officer of the Company at the Annual Meeting of the Board to be held immediately following the conclusion of the Company's 2000 Annual Meeting of Shareowners. Executive shall have such duties and authority as shall be determined from time to time by the Board; provided that such duties shall be consistent with the positions assigned to Executive pursuant to this Section 2.01.

         SECTION 2.02. Performance of Duties. While Executive is employed by the Company hereunder, Executive shall devote substantially all of his business time and best efforts to the business and affairs of the Company and the performance of Executive's duties under this Agreement. Subject to the foregoing, Executive shall not be precluded from (i) continuing to serve on such boards of directors of business corporations and/or charitable organizations as Executive currently serves on and serving on such other boards of directors of business corporations and/or charitable organizations as to which the Board shall have given its prior written consent, which consent shall not be withheld unreasonably; (ii) engaging in community affairs or charitable activities (other than serving on the boards of directors of charitable organizations, as to which clause (i) shall control), and (iii) managing Executive's personal investments and affairs.

         SECTION 2.03. Office Location. Executive's principal office will be located in the executive office section of the facility operated by the Company's affiliate Ingram Micro Texas L.P. at 1809 Frankford, Suite 100, Carrollton, Texas 75007. Executive will be provided sufficient administrative support to perform his duties to the Company, including an administrative assistant of his choosing.


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                                    ARTICLE 3
                                  COMPENSATION

         SECTION 3.01. Base Salary. While Executive is employed by the Company hereunder, the Company shall pay Executive a base salary (the "Base Salary") at the annual rate of not less than $1,000,000, payable in accordance with the usual payment practices of the Company. Executive's Base Salary shall be subject to review for increase annually and Executive shall be entitled to such increases in his Base Salary, if any, as may be determined from time to time in the sole discretion of the Human Resources Committee of the Board (the "Committee").

         SECTION 3.02. Incentive Compensation Awards. (a) With respect to each Fiscal Year beginning with the Fiscal Year ending December 30, 2000 during which Executive is employed hereunder, Executive shall be eligible to receive in addition to Executive's Base Salary an annual incentive compensation award (the "Annual Award") for services rendered during such Fiscal Year, subject to the terms and conditions of the Company's annual Executive Incentive Award Plan as in effect from time to time. Except as provided below, the amount of the Annual Award, if any, with respect to any Fiscal Year shall be based upon performance targets and award levels determined by the Committee in its sole discretion, in accordance with the Company's annual Executive Incentive Award Plan as in effect from time to time. The Executive shall be eligible for a target bonus opportunity of 100% of Base Salary (the "Target Bonus Opportunity"), and a maximum bonus opportunity of 200% of Base Salary. For the Company's fiscal year ended December 30, 2000, the Executive shall receive an Annual Award of not less than 100% of Executive's Base Salary earned during such fiscal year, which shall be payable in accordance with the Company's practices.

          (b) In addition to the Annual Awards described above, Executive shall be eligible to receive such additional bonuses as may be awarded by the Committee in its sole discretion.

         SECTION 3.03. Employee Benefits. While Executive is employed by the Company hereunder, Executive (and, to the extent applicable, Executive's eligible family members, as defined in the applicable plan or policy) shall be entitled to participate (or to receive benefits equivalent to such participation), on terms no less favorable than the terms offered to other senior executives of the Company, in any group and/or executive life, hospitalization or disability insurance plan, health program, vacation policy, profit sharing, 401(k) and similar benefit plans (qualified, non-qualified and supplemental) and other fringe benefits of the Company, and similar programs as in effect from time to time.

         SECTION 3.04. Business Expenses. The Company shall reimburse promptly such of Executive's travel, entertainment and other business expenses as


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are reasonably and necessarily incurred by Executive in the performance of his duties while employed hereunder, in accordance with the Company's policies as in effect from time to time.

         SECTION 3.05. Stock Incentive Awards. The Executive shall be granted options to purchase 1,500,000 shares of the Company's Class A common stock, $.01 par value, with an exercise price equal to the closing price of such stock, as reported on the New York Stock Exchange, on the trading day prior to Executive's first day of work for a term of 10 years, which will vest in three equal annual installments commencing on the first anniversary of the Effective Date. Executive shall be eligible to receive such additional equity-based incentive awards, including additional options and restricted stock awards, as may be granted by the Committee in its sole discretion. Upon Executive's Retirement or if his employment should terminate by reason of his death, the unexercised vested portion of all such options and awards shall remain exercisable until the earlier of the expiration date of such option or award or the third anniversary of the date of Executive's Retirement or death. If Executive's employment should terminate by reason of Disability, all such options and awards shall continue to vest and be or become exercisable, in each case in accordance with the terms of the governing plan, but in no event shall any such option or award expire prior to the earlier of the expiration date of such option or award or the third anniversary of the date of such termination.

                                    ARTICLE 4
                          CERTAIN TERMINATION BENEFITS

         SECTION 4.01. Certain Events. (a) A "Qualifying Event" means any of the following events:

                  (i) The involuntary termination of Executive's employment by the Company during the 24-month period following any Change in Control, other than (x) for Cause, or (y) by reason of Executive's death or Disability; or

                  (ii) Executive's voluntary termination of employment for Good Reason during the 24-month period following any Change in Control, provided that Executive's termination occurs within (x) six months following a Qualifying Nonrenewal or (y) 90 days after the occurrence of any other event constituting Good Reason.

          (b) A "Nonqualifying Event" means the involuntary termination of Executive's employment by the Company other than during the 24-month period following any Change in Control, other than (x) for Cause, or (y) by reason of Executive's death or Disability.


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          (c) A "Constructive Event" means, other than during the 24-month period following any Change in Control, Executive's voluntary termination of employment for Good Reason within 90 days after the occurrence of an event constituting Good Reason.

         SECTION 4.02. Right to Certain Benefits. (a) In the event that a Qualifying Event, a Nonqualifying Event, a Constructive Event or other termination of employment occurs during the term of this Agreement, Executive shall be entitled to receive from the Company the Severance Benefits as described in Section 4.03 or the relevant Separation Benefits as described in
Section 4.04, as the case may be.

          (b) (i) In the event that a Change in Control occurs during the term of this Agreement all stock options, stock appreciation rights, restricted stock, or other awards (collectively, "Awards") then held by Executive pursuant to the provisions of any of the Company's stock or option plans or any successor plans (each, a "Stock Plan") shall become immediately vested, nonforfeitable and exercisable as of the date of the Change in Control and remain exercisable until the earlier of (x) the expiration date of such Award, any termination of employment notwithstanding, and (y) if applicable, the first anniversary of the last day of the Continuation Period (such earlier date, the "Termination Date"). Subject to the provisions above upon a subsequent Change in Control, all Awards granted after a Change in Control to Executive shall vest pursuant to the terms of each such Award and its related Stock Plan; provided, however, that each such Award shall continue to vest through any Continuation Period, and shall terminate on the Termination Date.

                  (ii) In the event that a Constructive Event or a Nonqualifying Event occurs during the term of this Agreement all Awards held by Executive shall continue to vest through the Payment Period, and shall terminate on the earlier of (x) the expiration date of such Award, any termination of employment notwithstanding, and (y) the first anniversary of the last day of the Payment Period.

         SECTION 4.03. Benefits upon a Qualifying Event. Subject to Executive's execution of an agreement in substantially the form set forth as Exhibit A hereto, with such changes in the Competitor Companies named therein as the Board shall reasonably determine (the "Release") and except to the extent provided in
Section 7.07 and Section 7.09, Executive shall be entitled to the following benefits (the "Severance Benefits") upon a Qualifying Event:

          (a) The Company shall pay Executive a lump sum, in cash, equal to Executive's earned but unpaid Base Salary and other earned but unpaid cash entitlements for the period through and including the date of termination of Executive's employment, including unused earned and accrued vacation pay and


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unreimbursed documented business expenses (collectively, "Accrued
Compensation"). In addition, Executive shall be entitled to any other benefits earned or accrued by Executive for the period through and including the date of termination of Executive's employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein (collectively, "Accrued Benefits").

          (b) The Company, through the third anniversary of the Qualifying Event (the "Continuation Period"), shall pay Executive cash compensation in equal installments over 36 months at the times and in accordance with the applicable Company payroll system, in an amount equal to three times the sum of the amounts set forth in Clauses (i) and (ii) below:

                  (i) Executive's Base Salary at its highest annual rate in effect during the period beginning on the date of the Change in Control to which such Qualifying Event relates, and ending on the date of such Qualifying Event; and

                  (ii) Executive's Target Bonus Opportunity for the year in which Executive's employment terminates (the "Bonus Amount").

          (c) The Company shall also pay Executive, at the times and in the manner provided above, an amount in cash equal to Executive's Target Bonus Opportunity for the year in which Executive's employment terminates times a fraction, the numerator of which is the number of days in such year ending on the date of such Qualifying Event and the denominator of which is 365 (the "Basic Bonus Amount").

          (d) In addition, Executive shall be entitled to the benefits set forth below (collectively, the "Additional Benefits") through and in respect of the Continuation Period:

                  (i) Continue to receive Executive's automobile allowance, if any, as in effect immediately prior to the Qualifying Event;

                  (ii) Continue to participate in the Company's Medical Plans, provided that the Company shall reimburse Executive for Executive's total actual premium costs incurred for such period including, without limitation, 102% of such total premium costs as are incurred by Executive for "Continuation Coverage" (within the meaning of Section 4980B(f)(2) of the Code) for the last 18 months of such Period;


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                  (iii) Reimbursement for the documented costs, including
         laboratory and test fees, of an annual physical examination in an amount not to exceed $1,500;

                  (iv) Reimbursement for the documented costs of annual gift and income tax preparation services and advice in an amount not to exceed $2,000 (the "Tax Preparation Benefits"); and

                  (v) Participation in the Company's Supplemental Executive Deferred Compensation Plan up to the full amount of employee contributions permitted; provided, however, that the Company will not be required to make any matching contributions with respect to Executive's contributions during the Continuation Period.

         SECTION 4.04. Separation Payments. Subject to Executive's execution of a Release and except to the extent provided under Section 7.07 and Section 7.09, Executive shall be entitled to the benefits set forth below (the "Separation Benefits") upon termination of employment under the following circumstances:

          (a)   Upon a Nonqualifying Event, Executive shall be entitled to:

                  (i) The Accrued Compensation;

                  (ii) The Accrued Benefits;

                  (iii) An amount equal to two times Executive's Base Salary at its highest annual rate during the one year period prior to such Nonqualifying Event (the "Basic Termination Benefit") payable in cash in equal installments at the times and in accordance with the applicable Company payroll system over a period of 24 months (the "Payment Period");

                  (iv) An amount, in cash, payable in equal installments over the Payment Period and at the times and in accordance with the applicable Company payroll system, equal to the Basic Bonus Amount; and

                  (v) The Additional Benefits, paid over, or in respect of, the Payment Period, as appropriate.

          (b)   Upon a Constructive Event, Executive shall be entitled to:

                  (i) The Accrued Compensation;

                  (ii) The Accrued Benefits;


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                  (iii) An amount, in cash, equal to the sum of (x) the Basic
         Termination Benefit, (y) the Bonus Amount, and (z) the Basic Bonus Amount, payable in equal installments at the times and in the manner provided in Section 4.04(a)(iv); and

                  (iv) The Additional Benefits, paid over, or in respect of, the Payment Period, as appropriate.

          (c) Upon Executive's voluntary termination of employment other than for Good Reason or Retirement, Executive shall be entitled to:

                  (i) The Accrued Compensation; and

                  (ii) The Accrued Benefits.

          (d) Upon termination of Executive's employment by reason of Retirement, Executive shall be entitled to:

                  (i) The Accrued Compensation;

                  (ii) The Accrued Benefits; and

                  (iii) The Tax Preparation Benefit through and in respect of the year in which Retirement occurs.

          (e) Upon termination of Executive's employment by reason of death or Disability, Executive shall be entitled to:

                  (i) The Accrued Compensation;

                  (ii) The Accrued Benefits;

                  (iii) The Basic Bonus Amount; and

                  (iv) The Tax Preparation Benefit through and in respect of the year in which death or Disability occur.

          (f) Upon termination of the Executive's employment for Cause, Executive shall be entitled to:

                  (i) The Accrued Compensation; and

                  (ii) The Accrued Benefits.


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                                    ARTICLE 5
                       CERTAIN TAX REIMBURSEMENT PAYMENTS

         SECTION 5.01. Gross-Up Payment. If any portion of the Severance Benefits or any other payment under this Agreement, or under any other agreement with, or plan of the Company, including but not limited to stock options and other long-term incentives (in the aggregate "Total Payments") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled under this paragraph to an additional amount (the "Gross-Up Payment") such that after payment by Executive of all of Executive's applicable Federal, state and local taxes, including any Excise Tax, imposed upon such additional amount, Executive will retain an amount equal to the Excise Tax imposed on the Total Payments.

         For purposes of this Section 5.01, Executive's applicable Federal, state and local taxes shall be computed at the maximum marginal rates, taking into account the effect of any loss of personal exemptions resulting from receipt of the Gross-Up Payment.

         SECTION 5.02. Determinations. All determinations required to be made under this Article 4, including whether a Gross-Up Payment is required under
Section 5.01, and the assumptions to be used in determining the Gross-Up Payment, shall be made by PricewaterhouseCoopers LLP, or such other firm as the Company may designate in writing prior to a Change in Control (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and Executive within twenty business days of the receipt of notice from Executive that there has been a Qualifying Event, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the Person effecting the Change in Control or is otherwise unavailable, Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

         SECTION 5.03. Subsequent Redeterminations. Executive agrees (unless requested otherwise by the Company) to use reasonable efforts to contest in good faith any subsequent determination by the Internal Revenue Service that Executive owes an amount of Excise Tax greater than the amount determined pursuant to Section 5.02; provided, that Executive shall be entitled to reimbursement by the Company of all fees and expenses reasonably incurred by Executive in contesting such determination. In the event the Internal Revenue Service or any court of competent jurisdiction determines that Executive owes an amount of Excise Tax that is either greater or less than the amount previously


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taken into account and paid under this Article 5, the Company shall promptly pay to Executive, or Executive shall promptly repay to the Company, as the case may be, the amount of such excess or shortfall. In the case of any payment that the Company is required to make to Executive pursuant to the preceding sentence (a "Later Payment"), the Company shall also pay to Executive an additional amount such that after payment by Executive of all of Executive's applicable Federal, state and local taxes, including any interest and penalties assessed by any taxing authority, on such additional amount, Executive will retain an amount equal to the total of Executive's applicable Federal, state and local taxes, including any interest and penalties assessed by any taxing authority, arising due to the Later Payment. In the case of any repayment of Excise Tax that Executive is required to make to the Company pursuant to the second sentence of this Section 5.03, Executive shall also repay to the Company the amount of any additional payment received by Executive from the Company in respect of applicable Federal, state and local taxes on such repaid Excise Tax, to the extent Executive is entitled to a refund of (or has not yet paid) such Federal, state or local taxes.

                                    ARTICLE 6
                           SUCCESSORS AND ASSIGNMENTS

         SECTION 6.01. Successors. The Company will require any successor (whether by reason of a Change in Control, direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

         SECTION 6.02. Assignment by Executive. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive should die or become disabled while any amount is owed but unpaid to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid to Executive's devisee, legatee, legal guardian or other designee, or if there is no such designee, to Executive's estate. Executive's rights hereunder shall not otherwise be assignable.

                                    ARTICLE 7
                                  MISCELLANEOUS

         SECTION 7.01. Notices. Any notice required to be delivered hereunder shall be in writing and shall be addressed


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              if to the Company, to:

                   Ingram Micro Inc.
                   1600 East St. Andrew Place
                   Santa Ana, California   92705

                   Attn: General Counsel;

              if to Executive, to Executive's last known address as reflected on the books and records of the Company or such other address as such party may hereafter specify for the purpose by written notice to the other party hereto. Any such notice shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice shall be deemed not to have been received until the next succeeding business day in the place of receipt.

         SECTION 7.02. Legal Fees and Expenses. The Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses which are reasonably incurred by Executive as a result of (i) the Company's refusal to provide Severance Benefits, Separation Benefits or other amounts payable in accordance herewith, (ii) the Company's (or any third party's) contesting the validity, enforceability, or interpretation of the Agreement, (iii) any conflict between the parties pertaining to this Agreement, (iv) Executive's contesting any determination by the Internal Revenue Service pursuant to Section 5.03, or
(v) Executive's pursuing any claim under Section 7.15 hereof.

         SECTION 7.03. Arbitration. Executive shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within 50 miles from the location of Executive's principal place of employment with the Company in Carrollton, Texas, in accordance with the rules of the American Arbitration Association then in effect. Executive's election to arbitrate, as herein provided, and the decision of the arbitrators in that proceeding, shall be binding on the Company and Executive. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. All expenses of such arbitration, including the fees and expenses reasonably incurred by Executive, shall be borne by the Company.

         SECTION 7.04. Unfunded Agreement. The obligations of the Company under this Agreement represent an unsecured, unfunded promise to pay benefits to Executive and/or Executive's beneficiaries, and shall not entitle Executive or such beneficiaries to a preferential claim to any asset of the Company.


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         SECTION 7.05. Non-Exclusivity of Benefits. Unless specifically provided herein, neither the provisions of this Agreement nor the benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish Executive's rights as an employee of the Company, whether existing now or hereafter, under any compensation and/or benefit plans (qualified or nonqualified), programs, policies, or practices provided by the Company, for which Executive may qualify. Vested benefits or other amounts which Executive is otherwise entitled to receive under any plan, policy, practice, or program of the Company (i.e., including, but not limited to, vested benefits under any qualified or nonqualified retirement plan), at or subsequent to the date of termination of Executive's employment shall be payable in accordance with such plan, policy, practice, or program except as expressly modified by this Agreement.

         SECTION 7.06. Employment Status. Nothing herein contained shall interfere with the Company's right to terminate Executive's employment with the Company at any time, with or without Cause, subject to the Company's obligation to provide such Severance Benefits or Separation Benefits, as the case may be, and other amounts as may be required hereunder.

         SECTION 7.07. Mitigation. (a) In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor except as provided below, shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of employment by another employer.

         (b) Notwithstanding any other provision of this Agreement to the contrary, including, without limitation, Section 7.07(a), in the event that Executive becomes entitled to receive the Severance Benefits described in
Section 4.03 of this Agreement or the Separation Benefits described in Section
4.04 of this Agreement, and if Executive is subsequently employed by any party or becomes self-employed following such termination of employment, where, in either case, Executive becomes eligible to receive Base Salary and an annual bonus opportunity comparable in the aggregate to such compensation Executive received from the Company immediately prior to such termination, then all cash payments pursuant to Section 4.03(b), Section 4.04(a)(iii) or Section 4.04(b)(iii)(x) and (y), as the case may be, shall automatically cease on the first of the month immediately following the month in which Executive becomes entitled to such compensation; provided, however, that no other Separation Benefits (including the right to receive any remaining unpaid portion of the Basic Bonus Amount) shall be affected or reduced nor shall the period of time during which any of Executive's Awards may vest or be exercised as provided in
Section 4.02(b) be affected or reduced.


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         SECTION 7.08. No Set-Off. The Company's obligations to make all payments and honor all commitments under this Agreement shall be absolute and unconditional and, except as provided in Section 7.09, shall not be affected by any circumstances including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive.

         SECTION 7.09. Entire Agreement. This Agreement represents the entire agreement between Executive and the Company and its affiliates with respect to Executive's employment and/or severance rights, and supersedes all prior discussions, negotiations, and agreements concerning such rights; provided, however, that any amounts payable to Executive hereunder shall be reduced by any amounts paid to Executive as required by any applicable local law in connection with any termination of Executive's employment.

         SECTION 7.10. Tax Withholding. Notwithstanding anything in this Agreement to the contrary, the Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as are legally required to be withheld.

         SECTION 7.11. Waiver of Rights. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

         SECTION 7.12. Severability. In the event any provision of the Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

         SECTION 7.13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to principles of conflict of laws.

         SECTION 7.14. Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

         SECTION 7.15. Claim Review Procedure. If Executive is denied benefits under this Agreement, Executive may request, in writing, a review of the denial by the Company or its designee within 60 days of receiving written notice of the denial. The Company shall respond in writing to a written request for review within 90 days of receipt of such request. Neither the claim procedure set forth in this Section 7.15 nor Executive's failure to adhere to such procedure shall derogate from Executive's right to enforce this Agreement through legal action, including arbitration as provided in Section 7.03.


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         SECTION 7.16. Indemnification. The Company shall indemnify Executive
(and Executive's legal representatives or other successors) to the fullest extent permitted by the Certificate of Incorporation and By-Laws of the Company, as in effect at such time or on the Effective Date, or by the terms of any indemnification agreement between the Company and Executive, whichever affords or afforded greater protection to Executive, and Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers (and to the extent the Company maintains such an insurance policy or policies, Executive shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company officer or director), against all costs, charges and expenses whatsoever incurred or sustained by Executive or Executive's legal representatives at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which Executive (or Executive's legal representatives or other successors) may be made a party by reason of Executive's being or having been a director, officer or employee of the Company, or any Subsidiary or Executive's serving or having served any other enterprise as a director, officer, employee or fiduciary at the request of the Company.

                                    ARTICLE 8
                                   DEFINITIONS

         For purposes of this Agreement, the following terms shall have the meanings set forth below.

         "Accounting Firm" has the meaning accorded such term in Section 5.02.

         "Accrued Benefits" has the meaning accorded such term in Section 4.03.

         "Accrued Compensation" has the meaning accorded such term in Section 4.03.

         "Additional Benefits" has the meaning accorded such term in Section
4.03.

         "Affiliate" and "Associate" have the respective meanings accorded to such terms in Rule 12b-2 under the Exchange Act as in effect on the Effective Date.

         "Annual Award" has the meaning accorded such term in Section 3.02.

         "Awards" has the meaning accorded such term in Section 2.02.

         "Base Salary" means, at any time, the then-regular annual rate of pay which Executive is receiving as annual salary.

         "Basic Bonus Amount" has the meaning accorded such term in Section
4.03.

         "Basic Termination Benefit" has the meaning accorded such term in
Section 4.04.

         "Beneficial Ownership." A Person shall be deemed the "Beneficial Owner"of, and shall be deemed to "beneficially own," securities pursuant to Rule 13d-3 under the Exchange Act as in effect on the Effective Date.

         "Board" has the meaning accorded such term in the second "Whereas" clause of this Agreement.

         "Bonus Amount" has the meaning accorded such term in Section 4.03.

         "Cause" means the occurrence of any one or more of the following:

          (a) A demonstrably willful and deliberate material act or failure to act by Executive (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of the Company, and which act or inaction is not remedied within fifteen business days of written notice from the Company;

          (b) Executive's gross negligence in the performance of Executive's duties hereunder; or

          (c) Executive's conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude.

         Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for the reasons set forth in clause (a) or (b) of this definition unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote (which cannot be delegated) of not less than three-quarters of the entire membership of the Board, other than Executive, at a meeting of the Board called and held for such purpose (and after reasonable notice to Executive an opportunity for Executive, together with Executive's counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of conduct set forth above in such clauses (a) or (b) of this definition and specifying the particulars thereof in detail.

         "Change in Control" means, and shall be deemed to have occurred upon any occurrence of any of the following events:

         (a) Any Person (other than an Excluded Person) acquires, together with all Affiliates and Associates of such Person, Beneficial Ownership of securities representing 25% or more of the combined voting power of the Voting Stock then outstanding, unless such Person acquires Beneficial Ownership of 25% or more of the combined voting power of the Voting Stock then outstanding solely as a result of an acquisition of Voting Stock by the Company which, by reducing the Voting Stock outstanding, increases the proportionate Voting Stock beneficially owned by such Person (together with all Affiliates and Associates of such Person) to 25% or more of the combined voting power of the Voting Stock then outstanding; provided, that if a Person shall become the Beneficial Owner of 25% or more of the combined voting power of the Voting Stock then outstanding by reason of such Voting Stock acquisition by the Company and shall thereafter become the Beneficial Owner of any additional Voting Stock which causes the proportionate voting power of Voting Stock beneficially owned by such Person to increase to 25% or more of the combined voting power of the Voting Stock then outstanding, such Person shall, upon becoming the Beneficial Owner of such additional Voting Stock, be deemed to have become the Beneficial Owner of 25% or more of the combined voting power of the Voting Stock then outstanding other than solely as a result of such Voting Stock acquisition by the Company;

         (b) During any period of 24 consecutive months (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new Director, whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority of Directors then constituting the Board;

         (c) A reorganization, merger or consolidation of the Company is consummated, in each case, unless, immediately following such reorganization, merger or consolidation, (i) more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Voting Stock outstanding immediately prior to such reorganization, merger or consolidation, (ii) no Person (but excluding for this purpose any Excluded Person and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 25% or more of the voting power of the outstanding Voting Stock) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation;

         (d) The shareholders of the Company approve (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to any corporation with respect to which, immediately following such sale or other disposition, (A) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Voting Stock outstanding immediately prior to such sale or other disposition of assets, (B) no Person (but excluding for this purpose any Excluded Person and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 25% or more of the voting power of the outstanding Voting Stock) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company; or

         (e) The occurrence of any transaction or event that the Board, in its sole discretion, designates a "Change in Control".

         Notwithstanding the foregoing, in no event shall a "Change in Control" be deemed to have occurred (i) as a result of the formation of a Holding Company, or (ii) with respect to Executive, if Executive is part of a "group," within the meaning of Section 13(d)(3) of the Exchange Act as in effect on the Effective Date, which consummates the Change in Control transaction. In addition, for purposes of the definition of "Change in Control" a Person engaged in business as an underwriter of securities shall not be deemed to be the "Beneficial Owner" of, or to "beneficially own," any securities acquired through such Person's participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Committee" has the meaning accorded such term in Section 3.01.

         "Company" has the meaning accorded such term in the introductory paragraph of this Agreement.

         "Constructive Event" has the meaning accorded such term in Section
4.01.

         "Continuation Period" has the meaning accorded to such term in Section 4.03.

         "Disability" means Long-Term Disability, as such term is defined in the Disability Plan.

         "Disability Plan" means the long-term disability plan (or any successor disability and/or survivorship plan adopted by the Company) in which Executive participates, as in effect immediately prior to the relevant event (subject to changes in coverage levels applicable to all employees generally covered by such
Plan).

         "Effective Date" has the meaning accorded such term in the introductory paragraph of this Agreement.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Excise Tax" has the meaning accorded such term in Section 5.01.

         "Excluded Person" means (i) the Company; (ii) any of the Company's Subsidiaries; (iii) any Holding Company; (iv) any employee benefit plan of the Company, any of its Subsidiaries or a Holding Company; (v) any Person organized, appointed or established by the Company, any of its Subsidiaries or a Holding Company for or pursuant to the terms of any plan described in clause (iv) or
(vi) any Family Stockholder as such term is defined in the Company's amended and restated by-laws.

         "Executive" has the meaning accorded such term in the introductory paragraph of this Agreement.

         "Extended Term" has the meaning accorded such term in Section 1.03.

         "Good Reason" means, without Executive's express written consent, the occurrence of any one or more of the following:

         (a) The assignment to Executive of duties inconsistent with Executive's authorities, duties, responsibilities and status as an officer of the Company, or a reduction or alteration in the nature or status of Executive's authorities, duties, or responsibilities from those in effect immediately prior to the Reference Date, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by Executive;

         (b) The Company's requiring Executive to be based at a location in excess of 35 miles from Executive's principal job location or office immediately prior to the Reference Date (such location on the Effective Date being Carrollton, Texas); except for required travel on the Company's business to an extent consistent with Executive's business travel obligations immediately prior to the Reference Date;

         (c) A reduction by the Company of Executive's Base Salary or total annual target compensation from the highest level at any time in the year prior to such reduction by more than 10%;

         (d) The failure by the Company to keep in effect compensation, retirement, health and welfare benefits, or perquisite programs under which Executive receives benefits substantially similar, in the aggregate, to the benefits under such programs as exist immediately prior to the Reference Date (other than pursuant to an equivalent reduction in such benefits of all full-time domestic employees of the Company who are not subject to a collective bargaining agreement); or the failure of the Company to meet the funding requirements, if any, of any of such programs; or

         (e) Any material breach by the Company of its obligations under this Agreement or any failure of a successor of the Company to assume and agree to perform the Company's entire obligations under this Agreement, as required by
Section 6.01 herein, provided that such successor has received at least ten days written notice from the Company or Executive of the requirements of Section 6.01.

         (f) The Executive's receipt from the Company at any time during an Extended Term of written notice pursuant to Section 1.02 to the effect that the term of this Agreement will not be extended (a "Qualifying Nonrenewal").

         "Gross-Up Payment" has the meaning accorded such term in Section 5.01.

         "Holding Company" means an entity that becomes a holding company for the Company or its businesses as a part of any reorganization, merger, consolidation or other transaction, provided that the outstanding shares of common stock of such entity and the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors is, immediately after such reorganization, merger, consolidation or other transaction, beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Voting Stock outstanding immediately prior to such reorganization, merger, consolidation or other transaction in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or other transaction, of such outstanding Voting Stock.

         "Initial Term" has the meaning accorded such term in Section 1.01.

         "Later Payment" has the meaning accorded such term in Section 5.03.

         "Medical Plans" means the medical care plans (or any successor medical plans adopted by the Company) in which Executive participates, as in effect immediately prior to the relevant event (subject to changes in coverage levels applicable to all employees generally covered by such Plans).

         "Nonqualifying Event" has the meaning accorded such term in Section
4.01.

         "Payment Period" has the meaning accorded such term in Section 4.04.

         "Person" means an individual, corporation, partnership, association, trust or any other entity or organization.

         "Qualifying Event" has the meaning accorded such term in Section 4.01.

         "Qualifying Nonrenewal" has the meaning accorded such term in clause
(f) of the definition of Good Reason in this Article 8.

         "Reference Date" means the later of (x) the Effective Date or (y) the date 90 days prior to the date of the relevant event, if any, set forth in the definition of Good Reason.

         "Release" has the meaning accorded such term in Section 4.03.

         "Retirement" shall be determined under guidelines established from time to time by the Committee, which in no event shall require more than 3 years of service.

         "Separation Benefits" has the meaning accorded such term in Section
4.04.

         "Severance Benefits" has the meaning accorded such term in Section
4.03.

         "Stock Plan" has the meaning accorded such term in Section 4.02.

         "Subsidiary" of any Person means any other Person of which securities or other ownership interests having voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

         "Successive Period" has the meaning accorded such term in Section 1.02.

         "Tax Preparation Benefits" has the meaning accorded such term in
Section 4.03.

         "Termination Date" has the meaning accorded such term in Section 4.02.

         "Total Payments" has the meaning accorded such term in Section 5.01.

         "Voting Stock" means securities of the Company entitled to vote generally in the election of members of the Board.

         "Years of Service" has the meaning accorded such term in Section 4.04.

         IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, to be effective as of the day and year first written above.

EXECUTIVE                                Ingram Micro Inc.


/s/ Kent B. Foster                       By: /s/ Jerre L. Stead
-----------------------------------          -----------------------------------
          Kent B. Foster                 Title: Chairman of the Board

                                                                       EXHIBIT A


                              RELEASE AND COVENANT


         This letter sets forth the agreement of Ingram Micro Inc. (the "Company") and Kent B. Foster ("Executive") relating to the termination of Executive's employment with Company. Subject to the execution of this Agreement, the parties hereto agree as follows:

         Termination of Employment.

         (A). Executive agrees and acknowledges that the termination of his employment with Company shall be effective as of __________________, ______ (the "TERMINATION DATE").

         (B). Executive acknowledges Executive's obligation to promptly return to the Company all property of the Company in Executive's possession including, without limitation, keys, SECUREID card, credit cards, cell phones, pagers, computers, office equipment, documents and files and instruction manuals on or before the Termination Date, or earlier if so requested by the Company. After the Termination Date, the Company shall forward all mail addressed to Executive to the most recent address provided by Executive to the Company pursuant to
Section 5.01 of the Employment Agreement between the Executive and the Company dated as of March 6, 2000 to which this Agreement is Exhibit A (the "Employment Agreement").

         Mutual Releases.

         1. In consideration of the foregoing and the benefits paid and payable to Executive under the Employment Agreement, Executive hereby waives all claims against Company, its affiliates and their respective officers, directors and executives (hereinafter the "RELEASEES"), and releases and discharges the Releasees from liability for any and all claims and damages that Executive may have against them as of the date of this Agreement, whether known or unknown, including, but not limited to, any claims arising out of his employment relationship with Company or its affiliates or the termination of such employment, or any violation of any federal, state or local fair employment practice law, including Title VII of the Civil Rights Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act as amended by the Older Workers' Benefit Protection Act, or any other employee relations statute, rule, executive order, law or ordinance, tort, express or implied contract, public policy or other obligations; provided, however, that nothing herein shall be deemed a waiver or release of Executive's right to enforce the obligations of Company under this Agreement or the Employment Agreement or Executive's rights to indemnification to the fullest extent provided by law or in any applicable certificate of incorporation, charter or similar document, by-laws or contract.

         Executive acknowledges that Executive has had up to 21 days to consider the terms of this Agreement and is hereby advised by Company to discuss the terms of this Agreement with an attorney unrelated to Company prior to signing this Agreement. Executive further acknowledges that Executive is entering into this Agreement freely, knowingly, and voluntarily, with a full understanding of its terms. Executive also acknowledges that Executive will have 7 days from the date he signs this Agreement to revoke the Agreement by notifying the General Counsel of the Company in writing.

         2. In consideration of the performance by Executive of the covenants and undertakings made herein by Executive, Company on behalf of itself and its affiliates hereby waives all claims against Executive and releases and discharges Executive from liability for any and all claims and damages that any of them may have against Executive as of the date of this Agreement, whether known or unknown, including Executive's employment relationship with Company or its affiliates or the termination of such employment; provided, however, that nothing herein shall be deemed a waiver or release of the right of Company or its affiliates to enforce the obligations of Executive under this Agreement or for any claims arising from a breach of Executive's fiduciary duty of loyalty to the Company or its affiliates.

         Waiver. Each of the Company and Executive hereby expressly waives and relinquishes all rights and benefits under Section 1542 of the California Civil Code which provides:

         "Section 1542. General Release - Claim extinguished. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Each of the Company and Executive understands and acknowledges that the significance and consequences of this waiver of Section 1542 of the Civil Code is that even if the Company and Executive, as the case may be, should eventually suffer damages arising out of Executive's employment relationship with the Company and its affiliates, or termination of such employment, such party will not be permitted to make any claim for those damages except as expressly permitted by this Agreement. Furthermore, each of the Company and Executive acknowledges that such party intends these consequences even as to claims for injuries and/or damages that may exist as of the date of this Agreement but which

Executive or the Company, as the case may be, does not know exist, and which, if known, would materially affect such party's decision to execute this Agreement.

         Cooperation. Executive agrees to cooperate fully with Company and to provide such information as Company may reasonably request with respect to any Company-related transaction, investment or other matter in which Executive was involved in any way while employed by Company.

         Confidentiality. Executive acknowledges Executive's obligation not to disclose, during or after employment, any trade secrets or proprietary and/or confidential data or records of the Company or its affiliates or to utilize any such information for private profit. Each of the parties hereto agrees that such party will not release, publish, announce or otherwise make available to the public in any manner whatsoever any information or announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto, except as required by law or legal process, including, in the case of the Company, filings with the Securities and Exchange Commission. Executive agrees not to communicate with, including responding to questions or inquiries presented by, the media, employees or investors of the Company, its affiliates or any third party relating to the terms of this Agreement, without first obtaining the prior written consent of the Company. Notwithstanding the foregoing, Executive may make disclosure to his spouse, attorneys and financial advisors of the existence and terms of this Agreement provided that they agree to be bound by the provisions of this paragraph.

         No Disparagement. Executive and Company agree that no party hereto shall make disparaging statements or representations, or otherwise communicate disparagingly, directly or indirectly, in writing, orally, or otherwise, about either of the parties hereto or the other Releasees or the employees, customers, suppliers, competitors, vendors, stockholders or lenders of the Company or its affiliates or any third party, nor take any action which may, directly or indirectly, disparage or be damaging to either of the parties hereto or the other Releasees, their businesses, or their reputations.

         No Solicitation. Executive will not (i) directly or indirectly make known to any person, firm, corporation, partnership or other entity, any list, listing or other compilation or document, whether prepared or maintained by Executive, the Company or any of the Company's affiliates, which contains information that is confidential to the Company or any of its affiliates about their customers ("the Company's Customers"), including but not limited to names and addresses, or (ii) at any time through the end of the "Continuation Period" (as defined in the Employment Agreement), call on or solicit, or attempt to call on or solicit, in either case with the intent to divert business or potential business from the Company or any of its affiliates, any of the Company's Customers with whom Executive has become acquainted during his employment with the Company or any of its affiliates, either for Executive's own benefit or for the benefit of any other person, firm, corporation, partnership or other entity.

         No Raid. Through the end of the Continuation Period, Executive will not, and will use Executive's best efforts not to permit any person, firm, corporation, partnership or other entity of which Executive is an officer or control person to, (i) knowingly solicit, entice, or persuade any individual who is an associate of the Company or any of its affiliates at any time during the Continuation Period (each such individual, a "Company Associate") to leave the services of the Company or any of its affiliates for any reason, or (ii) solicit for employment, hire, or engage any present or future Company Associate as an employee, independent contractor or consultant.

         Noncompetition. Executive acknowledges that Executive has unique knowledge of the Company and its affiliates and unique knowledge of the computer and software sales and distribution industry. Based on his unique status, Executive agrees that through the end of the Continuation Period, Executive will not be employed or hired as an employee or consultant by, or otherwise directly or indirectly provide services for, any of Tech Data, Merisel, Inacom, Pinacor, Globelle, Gates Arrow, CHS Electronics, Hallmark, Hamilton Avnet, Daisytek, Azerti, Azlan, Northamber, Tech Pacific, Synnex, Bell Micro, DSS and/or GE Capital Information Technology Solutions-North America, Inc., and any subsidiary or affiliate of these entities in a business or line of business conducted by any such entity which competes with any line of business conducted by the Company or any of its affiliates. Notwithstanding the foregoing, should Executive be employed by an entity that is not a subsidiary or affiliate of one of these entities at the time Executive commences such employment, but subsequently becomes a subsidiary or affiliate of, or becomes merged into, one of these entities on or before the end of the Continuation Period, he shall not be deemed to be in breach of the provisions of this paragraph due to such employment, provided that at the time Executive commenced his employment there had been no public announcement of an agreement pursuant to which Executive's employer would become a subsidiary or affiliate of, or merged into, one of these entities or discussions that could lead to such an agreement and Executive had no knowledge of the existence of any such agreement or discussions. Executive further agrees that Executive will not own any interest in, provide financing to, be connected with, or be a principal, partner or agent of any such competitive distributor or aggregator; provided, Executive may own less than 1% of the outstanding shares of any such entity whose shares are traded in the public market.

         Availability. Provided that the Company is not in breach of its obligations under this Agreement, and subject to Executive's other commitments, upon request of the Company or any of its affiliates during the Continuation Period, Executive will make himself available for up to 15 hours in any calendar month to provide reasonable assistance to the Company or any such affiliate and will use reasonable efforts to arrange his commitments so as to make Executive available for such assistance on a basis which is consistent with the requests of the Company or any affiliates. Such assistance may include telephone conversations, correspondence, attendance and participation in meetings, transfer of knowledge or information regarding operational or other issues, litigation preparation and trials. During such period, the Company shall reimburse Executive for any out-of-pocket expense Executive may incur in connection with such assistance in accordance with the Company's reimbursement policies. After the end of the Continuation Period, Executive shall use reasonable efforts, subject to his other commitments, to continue to provide such assistance as may be requested by the Company and, in such event, shall be compensated at a rate per day (minimum charge, one-half day) commensurate with the daily rate he was earning based on his base salary immediately prior to the Termination Date.

         The running of the periods prescribed in this Agreement shall be tolled and suspended by the length of time Executive works in circumstances that a court of competent jurisdiction subsequently finds to violate the terms of this Agreement.

         No Reliance. The parties hereto represent and acknowledge that, in executing this Agreement, they do not rely and have not relied upon any representation or statement, written or oral, made by either of the parties or by either of the parties' agents, attorneys, or representatives with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement.

         Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, administrators, representatives, executors, successors, and assigns. This Agreement shall also inure to the benefit of all the Releasees and their respective heirs, administrators, representatives, executors, successors, and assigns. This Agreement shall not be assignable by Executive.

         No Waiver. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach hereof, or as a waiver of a breach of any other provision.

         Interpretation: Choice of Law. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto. This Agreement and all provisions hereof shall be governed by and construed under the laws of the State of California without regard to the choice of law rules thereof.

         Acknowledgment. Executive acknowledges that Executive has carefully read this Agreement, fully understands and accepts all of its provisions, and signs it voluntarily of Executive's own free will. Executive further acknowledges that Executive has been provided a full opportunity to review and reflect on the terms of this Agreement and to seek the advice of legal counsel of Executive's choice.

                                           INGRAM MICRO INC.
                                           by



                                           -------------------------------------
Agreed and Accepted                        Name: Jerre L. Stead
                                           Title: Chairman of the Board


-------------------------------------
          Kent B. Foster